PRIVATE CONTRACT INSTRUMENT FOR SURRENDER AND TRANSFER OF TRADE MARKS

Through the present private instrument of promise of trade mark surrender and transfer, on one side:

S. TEIXEIRA PRODUTOS ALIMENTÍCIOS LTDA., limited society, with its head-office at Av. Faustino Ramalho, n. 110, district of Vila Galvão, in the city of Guarulhos, State of São Paulo, P.O. BOX ________, enrolled in the National Registry for Legal Entities of the Brazilian Treasury Department – CNPJ (port.) under the n. 64.111.206./0001—71, with its Social Contract dutifully filed in the Board of Trade of the State of São Paulo – JUCESP (port.) under the “NIRE” 3520954034-5, in a session held on August 16th, 1990, in this act represented by its administrating partner, Mr. Solon Teixeira de Rezende Júnior, Brazillian, married, industrialist, possessing the ID n. 7.757.975-6, enrolled in the National Registry for Tax-Payers or CPF (port.) under the n. 052.301.338-80, living and holding residence at Rua Puréus, n. 293, district of Jardim Guedala, in the city of São Paulo, State of São Paulo, P.O. BOX 05610-000, with full consent of the Estate of Solon Teixeira de Rezende, jointly represented by its beneficiaries underwritten bellow (henceforth referred to simply as TRANSFERROR);

And on the other side:

GLOBAL MILK NEGÓCIOS E ADMINISTRAÇÃO DE BENS PRÓPRIOS LTDA., limited society company, with its head-office at Av. dos Tajurás, n. 236, district of Cidade Jardim, in the city of São Paulo, State of São Paulo, P.O. BOX 05670-000, enrolled in the National Registry for Legal Entities of the Brazilian Treasury Department – CNPJ (port.) under the n. 10.605.431/0001-35, with its Social Contract dutifully filed in the Board of Trade of the State of São Paulo – JUCESP (port.) under the “NIRE” 35.222.921.829, in a session held on December 2nd, 2008, in this act duly represented by its administrator, Mr. Edison Carmagnani, Brazilian, married, business man, possessing the ID n. 2.256.983 SSP/SP, enrolled in the National Registry for Tax-Payers or CPF (port.) under the n. 063.543.788-00, living and holding residence at Rua Bartira, n. 482, apartment 131, district of Perdizes in the city of São Paulo, State of São Paulo, P.O. BOX 05009-000 (Henceforth referred to simply as ASSIGNEE).and

CASTROL LLC., The Majority quotaholder, A company duly constituted under the laws of the State of Delaware, United States of America, based at 160 Greentree Drive, Room 101, Dover in Kent County, 19904, herein represented by its Attorney Mr. Edison Carmagnani, Brazilian, married, businessman, holder of Identity Card n˚ 2.256.983 SSP/SP, and Individual Taxpayer Registration with the Federal Revenue Service CPF 063.543.788-00, resident and domiciled at Rua Bartira, nº 482, apt. 131, Perdizes, in São Paulo, São Paulo, CEP 05009-000 (hereinafter referred only as CASTROL) and

Have between them to be fair and of common accord that which follows

1st Clause – By the present instrument, the TRANSFERROR surrenders and transfers to the ASSIGNEE, who accepts all rights, duties, interests and titles of possession and property in accordance to Brazilian Law n.  9.279/96, regarding the intangible patrimonial goods corresponding to the TRADE MARKS listed in ATTACHMENT 1 provided here, and which as of now is an integral part of this instrument, as well as the Commercial Fund of the referred society,consisting of the totality of the customer list ,Product Formulas ,Products registeredwith the agricultural Ministry,Manufacturing and Distribution Know How,and Comercial Structure  from S.Teixeira Produtos Alimenticios Ltds and Paraleite Industria e Comercio de Laticinios Ltda.

2nd Clause – The TRANSFERROR answers for the dispossession of the rights hereby transferred, in the terms as they are set in Article 447 and following Articles of the New Brazilian Civil Code (Law n. 10.406/2002) and declares that the TRADE MARKS are free and uncompromised by any burden, debt, arrest or sequester, or yet, by any restrictions of any kindas per the Negative Certictaes which will be provide to the assignee till 12/5/2009.

3rd Clause – The ASSIGNEE declares that, in accordance to Article 134 of Law of Intellectual Property or simply “LPI”, it is duly legitimated to obtain the entitlement of the TRADE MARKS, by filing all the conditions  of Article 128, 1st Paragraph, of the same law, as a legal entity legally constituted and in effective practicing, directly or through companies under its control, activities in the respective field and market niche corresponding the classification of the products and services of the TRADE MARKS transferred at this time.

4th Clause – The TRANSFERROR declares that, in accordance to Article 134 of the LPI, this transfer includes all registrations and filings for Brands, equal or similar, in the same classes, deposited up to this moment at the “INPI” or National Institute for Industrial Property of Brazil.

5th Clause – The correct and adjusted price for the surrender and transfer of the TRADE MARKS will be of R$ 8.000.000, 00 (eight million reais), which shall be paid by the ASSIGNEE to the TRANSFERROR as per the cash flow agreed between the parties that could be paid till 12/10/2009, t, through a deposit on an account to be duly specified by the TRANSFERROR.

First Paragraph: The fee deposited, as indicated above, will be freely moved by the TRANSFERROR, even if it remains under nominal ownership of the ASSIGNEE, the TRANSFERROR being able to have the cash sum at its disposal at all times, as it sees fit, the ASSIGNEE being bound to collaborate to this effect with respect to the TRASNFERROR, whenever necessary, without any extra burden to the TRANSFERROR.

Second Paragraph: Each party shall assume the responsibilities with regard to the payment of taxes resulting from the transfer operation pledged at this time, fulfilling their respective obligations, in accordance to tax legislation in force.

6th Clause – Due to the  of the transfer pledged here, the ASSIGNEE ls  duly authorized to register the transfer with the “INPI”, in accordance to Article 146 of the “LPI”, being, as of this moment, invested of all the rights pledged here to make all decisions and assume all the costs to keep the transferred TRADE MARKS available.

First Paragraph: The costs involved in the legal registration of the TRADE MARKS’ transfer with the “INPI” will be paid for by the ASSIGNEE.

Second Paragraph: The TRANSFERROR binds itself to arrange any documents whatsoever and/or signed applications and documents, required by the “INPI – National Institute for Industrial Property”, for the definite transfer of the trade marks surrendered at this time, in up to 15 (fifteen) days, after having been duly notified by the ASSIGNEE.

Third Paragraph: In case of refusal by the “INPI” to legally register the transfer of nominal ownership of any of the TRADE MARKS to the ASSIGNEE exclusively due to an act or omission of any act by the TRANSFERROR; the TRANSFERROR shall be then bound to refund all payments made by the ASSIGNEE, duly revised by the IGPM-FGV index (General Index for Market Prices; an inflation measuring index done by Fundação Getúlio Vargas), or any other index that comes to replace it; done so taking into account the date from the actual placement of the payment until the date of refusal by the “INPI” and with an incidence of interest in the order of 1% (one percent) per month, within 10 (ten) days of notification done by the ASSIGNE to the TRANSFERROR, regarding the “INPI”’s refusal.

7th Clause – The TRANSFERROR shall surrender completely the use of the TRADE MARKS withdrawing them from any documents whatsoever, such as cards, invoices, bills, contracts, fliers, packaging, envelopes and others; within the maximum time frame of 12 (twelve) months counting from the present instrument’s signing and in the terms of the clauses below, except for the ones pledged within this document that rule otherwise.

8th Clause – The TRANSFERROR shall equally make an alteration of the registration of its purpose as a legal entity, in up to 180 (one hundred and eighty) days from the present instrument’s signing, excluding from its corporate name any mention whatsoever to any of the TRADE MARKS contemplated here.

Single Paragraph: As of this moment it is agreed that the surrendering of TRADE MARKS does not implicate in the alteration of the company’s object or field of activity of any of the parties.

9th Clause – The TRANSFERROR binds itself still, to arrange for the alteration of its registration within 180 (one hundred and eighty) days of the signing of the present instrument, in view of the change in corporate legal name to be adopted, with regard to any and all public entities, public service concessionaries and before third parties as well.

10th Clause – The non fulfillment by any of the parties of the obligations itemized in the present document will subject the party at fault to the payment of a fine in the order of 10% (one per cent) of the fee stipulated in the 5th Clause to the other party; in case the party at fault, once notified by the other party, of the violation, does not solve it within 5 (five) working days after receiving said notification.

11th Clause - This instrument shall not be altered, modified, changed or emended, unless if done so in writing and duly signed by all parties.

12th Clause – In the event that any of the clauses, determinations or conditions of this instrument become invalid, null or inapplicable by reason of court order, the rest of the instrument is to remain valid and in force, not being affected, impeded or invalidated in any way, the invalidated or annulled clause having to be replaced by another endowed with legality, that shall contemplate, as best possible, the intention of the parties to preserve the balance stipulated in this instrument.

13th Clause – All communication between the contracting parties, shall be done in writing, through a facsimile confirmed within 02 (two) days, through the posting of the original document with the proper protocol to the addresses indicated in the introduction of this instrument, the delivery being considered the date the facsimile is received, in the following way:

To the TRANSFERROR:

Name: SOLON TEIXEIRA DE REZENDE JÚNIOR

Address: Av. Faustino Ramalho, n. 110

Vila Galvão, Guarulhos, SP

07054-040

Phone Number: (11) 2497-2766

To the ASSIGNEE:

Name: Javier Tano Feijoo

Address: Av. dos Tajurás, nº 236

Cidade Jardim, São Paulo, SP

05670-000

Phone Number: (11) 3032-8872

Single Paragraph: Any of the parties may alter its addressing information above through a notification of such alteration.

14th Clause – The following will be considered entirely null; individual declarations of will made by the contracting parties in a form other than the one pledged in this Instrument.

15th Clause – In the highest form of legality with exception to the cases explicitly foreseen in this instrument, the contracting parties recognize that: (i) the non-exercising, or the delay in exercising, by any of the Parties, of any of the rights that are assured to them by this instrument or by law will not constitute the substitution or renouncing of such rights, nor will it harm it’s eventual exercising; (ii) the partial exercising of such rights by any of the parties, will no impede their exercise in the future, nor the exercise of any other right.

Single Paragraph: The tolerance, by any of the parties, of the violation or the disregard for any of the clauses in this Instrument, shall not be interpreted as tolerance to the violation or disregard for any of its clauses, thereby failing to constitute a renounce. No renounce shall be put into effect unless done specifically in writing b the party.

16th Clause – For all legal ends and effects, the parties declare to accept the present instrument in the exact terms in which it was written, binding themselves and their inheritors and successors to duly and faithfully fulfill it.

17   Clause  -  The Present Instrument , by expressed will of the parties the now renounce the right of repentance is signed in an irrevocable and irretratable character, not only binding themselves but their heirs and successors in any title , besides the event that the assignee do not execute the payment as written on Clause 5a above.
18th Clause – To resolve any legal issues that directly or indirectly arise from this contract, the parties elect as a competent court, the Central Judicature of the Capital of the State of São Paulo, explicitly excluding any other, independently of how privileged it is.

And, by thus being in agreement, the Parties sign the present instrument in 03 (three) copies of equal form and content, in the presence of the two witnesses that are also to sign it.

São Paulo, May 20thh, 2009

Signatures of

Global Milk Negocios e Admintracao de Bens Proprios LTDA

Javier Antonio Feijo

Castroll LLC

P.Edison carmaganani

S.Teixeira Produtos Alimenticios LTDS

Solon Teixeira De Rezende Jnior-Sonia Pistori Teixeira

In Agreement( Inheritors Of Solon Teixeira De Rezende

Stella pistori Teixeira

Solange Pistori Teixeira Libonati

Solon Teixeira de Rezende Junior

Sonia Pistori Teixeira.

Withesses

Geroncio O. Moreira

Ivani Sobral de Brito.